    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 13, 2000
                                                           REGISTRATION NO. 333-

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               -------------------

                            ROMAC INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                FLORIDA                                59-3264661
     (State or other jurisdiction         (I.R.S. Employer Identification No.)
   of incorporation or organization)

120 WEST HYDE PARK, SUITE 150, TAMPA, FLORIDA                    33606
   (Address of Principal Executive Office)                    (Zip Code)

                      kforce.com EXECUTIVE INVESTMENT PLAN
                            (Full title of the plan)
                               -------------------

                               WILLIAM L. SANDERS
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                            ROMAC INTERNATIONAL, INC.
                          120 WEST HYDE PARK, SUITE 150
                              TAMPA, FLORIDA 33606
                     (Name and address of agent for service)
                                 (727) 577-9749
          (Telephone number, including area code, of agent for service)

                        Copies of all communications to:

                             ROBERT J. GRAMMIG, ESQ.
                              HOLLAND & KNIGHT LLP
                             400 NORTH ASHLEY DRIVE
                                   SUITE 2300
                              TAMPA, FLORIDA 33602
                                 (813) 227-8500

         If any of the securities being registered on this Form are to be offered on delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

                         CALCULATION OF REGISTRATION FEE

                                                              PROPOSED           PROPOSED
            TITLE OF                      AMOUNT              MAXIMUM            MAXIMUM            AMOUNT OF
           SECURITIES                     TO BE            OFFERING PRICE       AGGREGATE         REGISTRATION
        TO BE REGISTERED              REGISTERED(2)           PER UNIT      OFFERING PRICE(3)        FEE(3)
--------------------------------- ----------------------- ----------------- ------------------- ------------------
Deferred Compensation                   $30,000,000             100%           $30,000,000           $7,920
Obligations(1)

Common Stock, par value $0.01
per share                                 28,000              $12.6875           $355,250              $94

(1) The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the kforce.com Deferred Compensation Plan.

(2) The amount to be registered includes $30,000,000 in Deferred Compensation Obligation and 28,000 shares of common stock.

(3) Estimated solely for the purpose of calculating the registration fee. The fee is based on 28,000 shares of common stock and $30,000,000 Deferred Compensation Obligations.

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



                                     PART II
                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed with the Commission by the Registrant, Romac International, Inc., a Florida corporation, are incorporated by reference in this Registration Statement.

         (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1998 (including information specifically incorporated by reference into the Registrant's Form 10-K from the Registrant's definitive Proxy Statement).

         (b) The Registrant's Quarterly Report on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999.

         (c) The Registrant's Current Report on Form 8-K, filed November 19,
1999.

         (d) All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

         The securities being offered hereby are Deferred Compensation Obligations (the "Obligations"). Pursuant to the Kforce.com Deferred Compensation Plan, effective as of February 1, 2000 (the "Plan"), the Registrant will provide individuals selected by the Registrant's Board of Directors ("Participants") the opportunity to defer payment of a specified portion of their cash compensation. The amount of compensation to be deferred will be determined by the elections of Participants in accordance with the Plan. Participants will be able to choose from a variety of investment options including a common stock fund which reflects the performance of the Registrant's Common Stock. The Registrant will keep a bookkeeping account of the value of Participants' deferred compensation and the account will be indexed to the investment options chosen by each Participant. While the Obligations will not actually be invested, the accounts will reflect investment earnings, gains and losses of the selected investment options.

         The Obligations other than those held in the Company Stock Long Term Holding Account (as defined in the Plan) are payable in cash in accordance with a payment schedule to be selected by individual Participants in accordance with the Plan. The Registrant has created a nonqualified grantor trust, or "Rabbi Trust" (the "Trust"), to provide funds for the payment of the Obligations. The Trust will invest in life insurance on the lives of Participants. The assets of the Trust are subject to the claims of general creditors of the Registrant, therefore the Obligations will be unsecured obligations of the Registrant ranking equally with other unsecured, unsubordinated indebtedness of the Registrant. Amounts awarded by the Registrant as discretionary credit or transfers of restricted stock or exercised stock options into the Plan are deemed invested in the Company Stock Long Term Holding Account and will be distributed in shares to the Registrant's Common Stock.

         The Registrant reserves the right to amend or terminate the Plan at any time, provided that amendment or termination will not result in a reduction of the account balances of Participants. If the plan is terminated while a Participant or Participant's beneficiary is receiving benefits under the Plan, the balance of Participant's account will be paid out in a lump sum. The Plan does not provide loans and Participant's rights to the Obligations may not be used as collateral or assigned.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Registrant is a Florida corporation. The Florida Business Corporation Act, as amended (the "Florida Act"), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his conduct was unlawful. In the case of proceedings by or in the right of the corporation, the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the Florida Act provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith. However, the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation's articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.
Article V of the Registrant's Bylaws provides that the Registrant shall indemnify any director, officer, employee or agent or any former director, officer, employee or agent to the full extent permitted by Florida law. The Registrant has purchased insurance with respect to, among other things, any liabilities that may arise under the statutory provisions referred to above.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.


ITEM 8.  EXHIBITS.

         4.1   kforce.com Deferred Compensation Plan.

         5.1 Opinion of Holland & Knight LLP regarding legality of the Deferred Compensation Obligations.

         23.1  Consent of Holland & Knight LLP (included in Exhibit 5.1).

         23.2  Consent of PricewaterhouseCoopers LLP.

         24.1  Powers of Attorney.

ITEM 9.  UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

             PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 6) or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant, Romac International, Inc., a corporation organized and existing under the laws of the State of Florida, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on January 12, 2000.
                                ROMAC INTERNATIONAL, INC.

                                By:  /s/ WILLIAM L. SANDERS
                                   -------------------------------------
                                       William L. Sanders, Vice President and
                                       Chief Financial Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


              SIGNATURES                                     TITLE                                  DATE
              ----------                                     -----                                  ----

/s/ DAVID L. DUNKEL                      Chief Executive Officer and Director                 January 12, 2000
-----------------------------            (principal executive officer)
David L. Dunkel

/s/ WILLIAM L. SANDERS                   Vice President and Chief Financial Officer           January 12, 2000
-----------------------------            (principal financial officer and principal
William L. Sanders                       accounting officer)

*                                        Director                                             January 12, 2000
-----------------------------
Howard W. Sutter
                                         Director                                             January 12, 2000
*
-----------------------------
John N. Allred
                                         Director                                             January 12, 2000
*
-----------------------------
William R. Carey, Jr.
                                         Director                                             January 12, 2000
*
-----------------------------
Richard M. Cocchiaro
                                         Director                                             January 12, 2000
*
-----------------------------
Wayne D. Emigh
                                         Director                                             January 12, 2000
*
-----------------------------
Todd W. Mansfield
                                         Director                                             January 12, 2000
*
-----------------------------
Gordon Tunstall
                                         Director                                             January 12, 2000
*
-----------------------------
Karl A. Vogeler

* By: /s/ WILLIAM L. SANDERS                                                                  January 12, 2000
     ------------------------
       William L. Sanders
       Attorney-in-fact


INDEX OF EXHIBITS

         4.1      kforce.com Deferred Compensation Plan.

         5.1 Opinion of Holland & Knight LLP regarding legality of the Deferred Compensation Obligations.

         23.1     Consent of Holland & Knight LLP (included in Exhibit 5.1).

         23.2     Consent of PricewaterhouseCoopers LLP.

         24.1     Powers of Attorney.

-----------------------